Western New England Bancorp, Inc. 8-K

Exhibit 99.1

For further information contact:
James C. Hagan, President and CEO
Guida R. Sajdak, Executive Vice President and CFO
Meghan Hibner, Vice President and Investor Relations Officer
413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE MONTHS ENDED
MARCH 31, 2019 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, April 23, 2019: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three months ended March 31, 2019. The Company reported net income of $3.4 million, or $0.13 per diluted share, for the three months ended March 31, 2019, as compared to net income of $3.5 million, or $0.12 per diluted share, for the three months ended March 31, 2018, and as compared to net income of $3.8 million, or $0.14 per diluted share, for the three months ended December 31, 2018. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on or about May 22, 2019 to shareholders of record on May 8, 2019.

“Growing our balance sheet is critical to our success, and we continue to make investments to promote long-term franchise value for the Company. To build our Connecticut presence, we have identified a site in West Hartford and added experienced commercial and residential lenders and cash management specialists in a disrupted market to drive growth in loans and core deposits,” said James C. Hagan, President and CEO.  “In the first quarter, significant loan prepayment activity, aggressive competition and traditional seasonal trends have all impacted our growth.  Add to that higher deposit costs as a result of the interest rate environment and the net interest margin was under pressure.” Mr. Hagan added, “We are pleased that for the second consecutive quarter, we repurchased a significant number of our own shares at what we believe is an attractive valuation.”

Net Income for the Three Months Ended March 31, 2019 Compared to the Three Months Ended December 31, 2018

The Company reported net income of $3.4 million, or $0.13 per diluted share, for the three months ended March 31, 2019, compared to net income of $3.8 million, or $0.14 per diluted share, for the three months ended December 31, 2018. Return on average assets and return on average equity were 0.66% and 6.05%, respectively, for the three months ended March 31, 2019, as compared to 0.72% and 6.43%, respectively, for the three months ended December 31, 2018.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income decreased $494,000, or 3.3%, to $14.3 million, for the three months ended March 31, 2019, from $14.8 million for the three months ended December 31, 2018. The decrease in net interest income was due to an increase in interest expense of $365,000, or 6.8%, and a decrease in interest and dividend income of $129,000, or 0.6%. The increase in interest expense was primarily due to an increase in interest expense on deposits of $453,000, or 12.9%, partially offset by a decrease in interest expense on borrowings of $88,000, or 4.7%. The recent increases in the federal funds rate resulted in an upward pressure on deposit rates as competition for deposits continues. For the three months ended March 31, 2019, average demand deposits of $344.3 million, an interest-free source of funds, represented 21.4% of average total deposits compared to 22.5% for the three months ended December 31, 2018.

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The net interest margin was 2.94% for the three months ended March 31, 2019, compared to 2.97% for the three months ended December 31, 2018. The net interest margin, on a tax-equivalent basis, was 2.97% for the three months ended March 31, 2019, compared to 2.99% for the three months ended December 31, 2018. The amortization of purchase accounting adjustments related to the merger with Chicopee Bancorp, Inc. (“Chicopee”) increased net interest income by $22,000 and $61,000 during the three months ended March 31, 2019 and December 31, 2018, respectively. Excluding the favorable purchase accounting amortization and $49,000 in prepayment penalties recorded during the three months ended December 31, 2018, the net interest margin was 2.96% for the three months ended March 31, 2019 and 2.97% for the three months ended December 31, 2018.

The average yield on interest-earning assets increased eight basis points from 4.07% for the three months ended December 31, 2018 to 4.15% for the three months ended March 31, 2019. Excluding purchase accounting adjustments, the average yield on interest-earning assets remained unchanged at 4.07% and 4.15% for the three months ended December 31, 2018 and March 31, 2019, respectively. The average cost of funds increased twelve basis points from 1.42% for the three months ended December 31, 2018 to 1.54% for the three months ended March 31, 2019. The average cost of time deposits increased 22 basis points from 1.77% for the three months ended December 31, 2018 to 1.99% for the three months ended March 31, 2019. The average cost of borrowings increased three basis points from 2.84% for the three months ended December 31, 2018 to 2.87% for the three months ended March 31, 2019.

During the three months ended March 31, 2019, average interest-earning assets decreased $6.9 million, or 0.4%, to $2.0 billion. The decrease in average interest-earning assets was due to a decrease of $6.4 million, or 0.4%, in average loans, a decrease of $2.2 million, or 12.7%, in short-term investments, and a decrease of $1.4 million, or 8.1%, in other investments, partially offset by an increase in average securities of $3.1 million, or 1.2%.

Provision for Loan Losses

The provision for loan losses was $50,000 for the three months ended March 31, 2019, compared to $300,000 for the three months ended December 31, 2018, primarily due to a decrease in loan balances for the three months ended March 31, 2019. The Company recorded net charge-offs of $224,000 for the three months ended March 31, 2019, as compared to net charge-offs of $482,000 for the three months ended December 31, 2018.

Non-Interest Income

On a sequential quarter basis, non-interest income decreased $67,000, or 3.0%, to $2.2 million for the three months ended March 31, 2019. The decrease in non-interest income was primarily due to a decrease in service charges of $137,000, or 7.7%, and a decrease in bank-owned life insurance income of $26,000, or 5.8%. During the three months ended March 31, 2019, the Company reported a gain on the sale of securities of $35,000 and an unrealized gain of $70,000 on the Company’s marketable equity securities portfolio. During the three months ended December 31, 2018, the company reported a net loss on sales of securities of $31,000 and an unrealized gain of $48,000 on the Company’s marketable equity securities portfolio.

Non-Interest Expense

On a sequential quarter basis, non-interest expense increased $330,000, or 2.8%, to $12.0 million, or 2.31% of average assets, for the three months ended March 31, 2019, from $11.7 million, or 2.19% of average assets, for the three months ended December 31, 2018. Salaries and benefit increased $346,000, or 5.4%, primarily due to annual merit increases and related payroll taxes as well as the addition of new staff to support the Company’s business initiatives. Occupancy expense increased $176,000, or 17.7%, primarily due to an increase of $132,000 in snow removal related expenses. Professional fees increased $2,000, or 0.3%, advertising and marketing expense increased $22,000, or 6.4%, and FDIC insurance expense increased $36,000, or 25.7%. These increases were partially offset by a decrease in other expenses of $229,000, or 11.5%, a decrease in furniture and equipment expense of $7,000, or 1.7%, and a decrease in data processing expense of $16,000, or 2.3%.For the three months ended March 31, 2019, the efficiency ratio was 73.4%, compared to 68.6% for the three months ended December 31, 2018.

2

Income Tax Provision

The Company’s effective tax rate decreased to 22.5% for the three months ended March 31, 2019 from 24.1% for the three months ended December 31, 2018.

Net Income for the Three Months Ended March 31, 2019 Compared to the Three Months Ended March 31, 2018

The Company reported net income of $3.4 million, or $0.13 per diluted share, for the three months ended March 31, 2019, compared to a net income of $3.5 million, or $0.12 per diluted share, for the three months ended March 31, 2018. Net income, excluding favorable purchase accounting amortization of $22,000 during the three months ended March 31, 2019 and $235,000 during the three months ended March 31, 2018, was $3.4 million, or $0.13 per diluted share and $3.3 million, or $0.11 per diluted share, respectively. Return on average assets and return on average equity were 0.66% and 6.05%, respectively, for the three months ended March 31, 2019, as compared to 0.69% and 5.82%, respectively, for the three months ended March 31, 2018.

Net Interest Income and Net Interest Margin

Net interest income decreased $396,000, or 2.7%, to $14.3 million, for the three months ended March 31, 2019, from $14.7 million, for the three months ended March 31, 2018. The decrease in net interest income was due to an increase of $1.7 million, or 43.0%, in interest expense, partially offset by an increase in interest and dividend income of $1.3 million, or 7.1%. Net interest income included $22,000 and $235,000 in favorable purchase accounting adjustments for the three months ended March 31, 2019 and 2018, respectively. The increase in interest expense was primarily due to an increase of $1.6 million, or 68.5%, in interest expense on deposits and an increase of $110,000, or 6.6%, in interest expense on borrowings. The overall average cost of interest-bearing liabilities increased 45 basis points. The recent increases in the federal funds rate resulted in an upward pressure on deposit rates as competition for deposits continues.

The net interest margin was 2.94% for the three months ended March 31, 2019, compared to 3.09% for the three months ended March 31, 2018. The net interest margin, on a tax-equivalent basis, was 2.97% for the three months ended March 31, 2019, compared to 3.12% for the three months ended March 31, 2018. The amortization of purchase accounting adjustments related to the merger increased net interest income by $22,000 and $235,000 during the three months ended March 31, 2019 and March 31, 2018, respectively. Excluding the favorable purchase accounting amortization, the net interest margin was 2.96% for the three months ended March 31, 2019 and 3.07% for the three months ended March 31, 2018.

The average yield on interest-earning assets increased 19 basis points to 4.15% for the three months ended March 31, 2019, from 3.96% for the three months ended March 31, 2018. During the three months ended March 31, 2019, the average cost of funds increased 45 basis points to 1.54%, from 1.09% for the three months ended March 31, 2018. The average cost of time deposits increased 68 basis points to 1.99% for the three months ended March 31, 2019, from 1.31% for the three months ended March 31, 2018. The average cost of borrowings increased 50 basis points to 2.87% for the three months ended March 31, 2019 from 2.37% for the three months ended March 31, 2018.

Average interest-earning assets increased $42.0 million, or 2.2%, to $2.0 billion for the three months ended March 31, 2019 from $1.9 billion for the three months ended March 31, 2018. The increase in average interest-earning assets was due to an increase in average loans of $57.4 million, or 3.5%, and an increase in short-term investments of $9.2 million, partially offset by a decrease in average securities of $23.4 million, or 8.3%.

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Provision for Loan Losses

The provision for loan losses was $50,000 for the three months ended March 31, 2019, compared to $500,000 for the three months ended March 31, 2018, primarily due to a decrease in loan balances during the three months ended March 31, 2019. The Company recorded net charge-offs of $224,000 for the three months ended March 31, 2019, as compared to net recoveries of $39,000 for the three months ended March 31, 2018.

Non-Interest Income

Non-interest income increased $405,000, or 22.9%, to $2.2 million for the three months ended March 31, 2019, from $1.8 million for the three months ended March 31, 2018. During the three months ended March 31, 2018, the Company recognized $201,000 in previously unamortized premiums on a bond which was paid in full prior to its final maturity and $106,000 in unrealized losses on the Company’s marketable equity securities portfolio.

Non-Interest Expense

Non-interest expense increased $597,000, or 5.2%, to $12.0 million, or 2.31% of average assets, for the three months ended March 31, 2019, from $11.4 million, or 2.24% of average assets, for the three months ended March 31, 2018. Salaries and benefits increased $247,000, or 3.8%, primarily due to annual merit increases as well as the addition of new staff to support the Company’s business initiatives. Occupancy expense increased $111,000, or 10.5%, data processing expense increased $28,000, or 4.4%, FDIC insurance expense increased $18,000, or 11.4%, advertising expense increased $17,000, or 4.9%, professional fees increased $46,000, or 7.0%, and other non-interest expense increased $92,000, or 5.5%. For the three months ended March 31, 2019, the efficiency ratio was 73.4%, compared to 68.2% for the three months ended March 31, 2018.

Income Tax Provision

The Company’s effective tax rate was 22.5% and 22.9% for the three months ended March 31, 2019 and 2018, respectively.

Balance Sheet

At March 31, 2019, total assets were $2.1 billion, a decrease of $3.1 million, or 0.2%, from December 31, 2018. During the same period, total loans decreased $16.2 million, or 1.0%, and securities decreased $8.9 million, or 3.5%, partially offset by an increase in cash and cash equivalents of $17.7 million or 66.1%.

Loans

Total loans of $1.7 billion decreased $16.2 million, or 1.0%, from December 31, 2018 due to a decrease in commercial and industrial loans of $14.8 million, or 6.1%, and a decrease in residential loans, including home equity loans, of $3.3 million, or 0.5%. During the same period, commercial real estate loans increased $1.9 million, or 0.3%. The decrease in total loans at March 31, 2019 was a combination of payoffs in the commercial and industrial loan portfolio as well as seasonal factors. Total loan originations during the first quarter of 2019 were strong despite elevated levels of loan payoffs, particularly in the commercial and industrial loan portfolio. During the first quarter of 2019, the Company originated $57.9 million in new loans, which included $21.2 million in commercial and industrial loans, $22.2 million in commercial real estate loans and $14.5 million in residential real estate loans.

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The following table is a summary of our outstanding loan balances as of the periods indicated:

	March 31, 2019	December 31, 2018
	(Dollars in thousands)
Commercial real estate loans	$770,776	$768,881
Commercial and industrial loans	228,709	243,493
Residential real estate loans	671,558	674,879
Consumer loans	5,270	5,203
Total gross loans	1,676,313	1,692,456
Unamortized premiums and net deferred loans fees and costs	4,353	4,401
Total loans	$1,680,666	$1,696,857

Credit Quality

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. At March 31, 2019, non-performing loans increased $1.8 million, or 13.3%, to $15.3 million, or 0.91% of total loans, compared to $13.5 million, or 0.79% of total loans, at December 31, 2018. There were no loans 90 or more days past due and still accruing interest. At March 31, 2019, non-performing assets to total assets was 0.72%, an increase of eight basis points from 0.64% at December 31, 2018. The allowance for loan losses as a percentage of total loans was 0.71% at both March 31, 2019 and December 31, 2018. At March 31, 2019, the allowance for loan losses as a percentage of non-performing loans was 77.6%, compared to 89.4% at December 31, 2018. The allowance for loan losses as a percentage of total loans, excluding loans acquired, which were recorded at fair value with no related allowance for loan losses, was 0.96% at March 31, 2019 and 0.98% at December 31, 2018.

Deposits

At March 31, 2019, total deposits were $1.6 billion, an increase of $33.8 million, or 2.1%, from December 31, 2018. Core deposits, which the Company defines as all deposits except time deposits, increased $11.0 million, or 1.2%, from $935.9 million, or 58.6% of total deposits, at December 31, 2018, to $946.9 million, or 58.1% of total deposits, at March 31, 2019. Non-interest bearing deposits decreased $10.3 million, or 2.9%, to $345.1 million, money market accounts remained relatively unchanged at $398.2 million, interest-bearing checking accounts increased $16.6 million, or 26.1%, to $80.2 million, and savings accounts increased $4.9 million, or 4.1%, to $123.4 million compared to December 31, 2018. Time deposits increased $23.0 million, or 3.5%, from $660.0 million at December 31, 2018 to $683.0 million at March 31, 2019. Brokered deposits, which are included within time deposits, increased $4.3 million to $28.1 million at March 31, 2019, from $23.8 million at December 31, 2018.

Federal Home Loan Bank (“FHLB”) Advances

FHLB advances decreased $36.3 million, or 13.6%, from $267.3 million at December 31, 2018, to $231.0 million at March 31, 2019. The Company utilized the increase in deposit balances during the quarter to pay down FHLB borrowings.

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Capital

At March 31, 2019, shareholders’ equity was $227.3 million, or 10.8% of total assets, compared to $237.0 million, or 11.2% of total assets, at December 31, 2018. The decrease in shareholders’ equity during the three months ended March 31, 2019 reflects $15.4 million for the repurchase of the Company’s shares during the quarter and the payment of regular cash dividends of $1.4 million partially offset by net income of $3.4 million and a decrease of $3.2 million in accumulated other comprehensive loss. Total shares outstanding as of March 31, 2019 were 26,953,429.

The Company’s book value per share increased by $0.08, or 1.0%, to $8.43 at March 31, 2019, from $8.35 at December 31, 2018. The Company’s tangible book value per share increased by $0.06, or 0.8%, to $7.84 at March 31, 2019 from $7.78 at December 31, 2018. The Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Share Repurchase

On March 1, 2019, the Company announced the completion of its 2017 Repurchase Plan (the “2017 Plan”), under which the Company repurchased a total of 3,047,000 shares. On January 29, 2019, the Board of Directors authorized the 2019 Repurchase Plan (the “2019 Plan”) under which the Company may purchase up to 2,814,200 shares, or 10% of its outstanding common stock. The 2019 Plan commenced upon the completion of the 2017 Plan. During the three months ended March 31, 2019, the Company repurchased 251,333 shares under the 2017 Plan and 1,295,647 under the 2019 Plan. As of March 31, 2019, there were 1,518,553 shares remaining under the 2019 Plan.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 22 banking offices located in Agawam, Chicopee, East Longmeadow, Feeding Hills, Holyoke, Ludlow, South Hadley, Southwick, Springfield, Ware, West Springfield and Westfield, Massachusetts, and Granby and Enfield, Connecticut.  To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
INTEREST AND DIVIDEND INCOME:
Loans	$18,058	$18,111	$17,577	$18,405	$16,702
Securities	1,690	1,754	1,766	1,829	1,808
Other investments	236	232	228	202	201
Short-term investments	76	92	34	28	21
Total interest and dividend income	20,060	20,189	19,605	20,464	18,732

INTEREST EXPENSE:
Deposits	3,969	3,516	3,094	2,718	2,355
Long-term debt	1,139	1,202	1,193	1,130	855
Short-term borrowings	626	651	713	751	800
Total interest expense	5,734	5,369	5,000	4,599	4,010

Net interest and dividend income	14,326	14,820	14,605	15,865	14,722

PROVISION FOR LOAN LOSSES	50	300	350	750	500

Net interest and dividend income after provision for loan losses	14,276	14,520	14,255	15,115	14,222

NON-INTEREST INCOME:
Service charges and fees	1,633	1,770	1,891	1,693	1,583
Income from bank-owned life insurance	425	451	448	484	442
Gain on bank-owned life insurance	—	—	—	715	—
Gain (loss) on securities available-for-sale, net	35	(31)	—	(49)	(201)
Gain on sale of OREO	—	—	—	—	48
Unrealized gain (losses) on marketable equity securities	70	48	(43)	(41)	(106)
Other income	8	—	—	131	—
Total non-interest income	2,171	2,238	2,296	2,933	1,766

NON-INTEREST EXPENSE:
Salaries and employees benefits	6,780	6,434	6,451	6,564	6,533
Occupancy	1,171	995	952	967	1,060
Furniture and equipment	405	412	400	382	367
Data processing	665	681	642	678	637
Professional fees	705	703	767	681	659
FDIC insurance	176	140	158	147	158
Advertising expense	364	342	351	355	347
Other	1,757	1,986	1,851	1,772	1,665
Total non-interest expense	12,023	11,693	11,572	11,546	11,426

INCOME BEFORE INCOME TAXES	4,424	5,065	4,979	6,502	4,562

INCOME TAX PROVISION	994	1,223	1,070	1,364	1,043
NET INCOME	$3,430	$3,842	$3,909	$5,138	$3,519

Basic earnings per share	$0.13	$0.14	$0.14	$0.18	$0.12
Weighted average shares outstanding	27,037,520	28,252,383	28,789,132	29,035,895	29,484,824
Diluted earnings per share	$0.13	$0.14	$0.14	$0.18	$0.12
Weighted average diluted shares outstanding	27,153,160	28,395,964	28,937,038	29,178,264	29,620,929

Other Data:
Return on average assets (1)	0.66%	0.72%	0.74%	0.98%	0.69%
Return on average assets, exclusive of tax benefits (1)(3)	0.66%	0.72%	0.74%	0.95%	0.69%
Return on average equity (1)	6.05%	6.43%	6.42%	8.63%	5.82%
Return on average equity, exclusive of tax benefits (1)(3)	6.01%	6.43%	6.42%	8.38%	5.79%
Efficiency ratio (2)(3)	73.35%	68.62%	68.30%	63.53%	68.23%
Net interest margin, on a fully tax-equivalent basis	2.97%	2.99%	2.96%	3.27%	3.12%

(1) Annualized.
(2) The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities and OREO and gain on bank-owned life insurance.
(3) Please refer to the “Reconciliation of non-GAAP to GAAP Financial Measures” on page 12 for further details.

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WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Cash and cash equivalents	$44,482	$26,789	$61,999	$22,925	$29,438
Securities available-for-sale, at fair value	244,878	253,748	252,984	259,689	266,963
Marketable equity securities, at fair value	6,518	6,408	6,319	6,324	6,327
Federal Home Loan Bank of Boston and other restricted stock - at cost	12,407	14,695	15,480	15,584	14,685

Loans	1,680,666	1,696,857	1,692,568	1,668,875	1,646,990
Allowance for loan losses	(11,879)	(12,053)	(12,235)	(11,986)	(11,370)
Net loans	1,668,787	1,684,804	1,680,333	1,656,889	1,635,620

Bank-owned life insurance	69,677	69,252	68,801	68,353	69,204
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	3,594	3,688	3,781	3,875	3,969
Other assets	52,867	46,951	48,341	49,470	46,838
TOTAL ASSETS	$2,115,697	$2,118,822	$2,150,525	$2,095,596	$2,085,531

Total deposits	$1,629,834	$1,595,993	$1,609,019	$1,551,804	$1,553,727
Short-term borrowings	35,000	59,250	55,000	66,000	55,000
Long-term debt	196,039	208,018	224,306	214,672	212,730
Other liabilities	27,507	18,532	20,915	21,047	21,451
TOTAL LIABILITIES	1,888,380	1,881,793	1,909,240	1,853,523	1,842,908

TOTAL SHAREHOLDERS' EQUITY	227,317	237,029	241,285	242,073	242,623

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,115,697	$2,118,822	$2,150,525	$2,095,596	$2,085,531

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WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Other Data:
Shares outstanding at end of period	26,953,429	28,393,348	29,453,808	29,746,707	30,138,083

Book value per share	$8.43	$8.35	$8.19	$8.14	$8.05
Tangible book value per share	7.84	7.78	7.64	7.59	7.50
30-89 day delinquent loans	8,513	7,183	8,153	9,413	7,519
30-89 day delinquent loans acquired, net of purchase accounting adjustments	2,751	2,763	3,328	3,285	3,229
Total delinquent loans	15,103	12,495	10,960	11,917	9,837
Total delinquent loans as a percentage of total loans	0.90%	0.74%	0.65%	0.71%	0.60%
Nonperforming loans	15,312	13,484	12,782	13,010	12,100
Nonperforming loans acquired, net of purchase accounting adjustments	4,032	4,894	5,035	5,101	5,883
Nonperforming loans as a percentage of total loans	0.91%	0.79%	0.76%	0.78%	0.73%
Nonperforming assets as a percentage of total assets	0.72%	0.64%	0.59%	0.62%	0.58%
Allowance for loan losses as a percentage of nonperforming loans	77.58%	89.39%	95.72%	92.13%	93.97%
Allowance for loan losses as a percentage of total loans	0.71%	0.71%	0.72%	0.72%	0.69%
Allowance for loan losses as a percentage of total loans, excluding loans acquired recorded at fair value with no corresponding allowance	0.96%	0.98%	1.01%	1.03%	1.02%

9

The following tables set forth the information relating to our average balances and net interest income for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average Balance	Interest(6)	Average Yield/Cost	Average Balance	Interest(6)	Average Yield/Cost	Average Balance	Interest(6)	Average Yield/Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,684,094	$18,179	4.38%	$1,690,515	$18,236	4.28%	$1,626,738	$16,827	4.20%
Securities(2)	259,179	1,695	2.65	256,063	1,760	2.73	282,556	1,814	2.60
Other investments	15,942	236	6.00	17,345	232	5.31	17,111	201	4.76
Short-term investments(3)	15,112	76	2.04	17,326	92	2.11	5,946	21	1.43
Total interest-earning assets	1,974,327	20,186	4.15	1,981,249	20,320	4.07	1,932,351	18,863	3.96
Total non-interest-earning assets	133,870			132,547			137,017
Total assets	$2,108,197			$2,113,796			$2,069,368

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$72,934	81	0.45	$70,319	79	0.45	$93,117	80	0.35
Savings accounts	122,608	33	0.11	121,932	33	0.11	142,890	40	0.11
Money market accounts	395,215	556	0.57	405,668	528	0.52	418,183	419	0.41
Time deposit accounts	673,852	3,299	1.99	643,478	2,876	1.77	561,106	1,816	1.31
Total interest-bearing deposits	1,264,609	3,969	1.27	1,241,397	3,516	1.12	1,215,296	2,355	0.79
Short-term borrowings and long-term debt	248,982	1,765	2.87	258,900	1,853	2.84	282,710	1,655	2.37
Interest-bearing liabilities	1,513,591	5,734	1.54	1,500,297	5,369	1.42	1,498,006	4,010	1.09
Non-interest-bearing deposits	344,273			359,244			310,193
Other non-interest-bearing liabilities	20,370			17,224			15,886
Total non-interest-bearing liabilities	364,643			376,468			326,079
Total liabilities	1,878,234			1,876,765			1,824,085
Total equity	229,963			237,031			245,283
Total liabilities and equity	$2,108,197			$2,113,796			$2,069,368
Less: Tax-equivalent adjustment(2)		(126)			(131)			(131)
Net interest and dividend income		$14,326			$14,820			$14,722
Net interest rate spread			2.58%			2.62%			2.85%
Net interest rate spread, on a tax-equivalent basis(4)			2.61%			2.65%			2.87%
Net interest margin			2.94%			2.97%			3.09%
Net interest margin, on a tax-equivalent basis(5)			2.97%			2.99%			3.12%
Ratio of average interest-earning assets to average interest-bearing liabilities			130.44%			132.06%			128.99%

(1)	Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of operations.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(6)	Accounting for acquired loans, time deposits and borrowings are recorded at fair value. The fair value marks on the loans, time deposits and borrowings acquired accrete and amortize into net interest income over time. For the three months ended March 31, 2019, December 31, 2018 and March 31, 2018, the loan accretion income and interest expense reduction on time deposits and borrowings increased net interest income $22,000, $61,000 and $235,000, respectively. Excluding these items, net interest margin for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018 was 2.96%, 2.97% and 3.07%, respectively.

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Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Net Income:
Net income, as presented	$3,430	$3,842	$3,909	$5,138	$3,519
Tax benefits impact (1)	(24)	—	—	(150)	(15)
Core net income, exclusive of tax benefits impact	$3,406	$3,842	$3,909	$4,988	$3,504

Diluted EPS:
Diluted earnings per share, as presented	$0.13	$0.14	$0.14	$0.18	$0.12
Tax benefits impact (1)	—	—	—	(0.01)	—
Core diluted EPS, exclusive of tax benefits impact	$0.13	$0.14	$0.14	$0.17	$0.12

Return on Average Assets:
Return on average assets, as presented	0.66%	0.72%	0.74%	0.98%	0.69%
Tax benefits impact (1)	—	—	—	(0.03)	—
Core return on average assets, exclusive of tax benefits impact	0.66%	0.72%	0.74%	0.95%	0.69%

Return on Average Equity:
Return on average equity, as presented	6.05%	6.43%	6.42%	8.63%	5.82%
Tax benefits impact (1)	(0.04)	—	—	(0.25)	(0.03)
Core return on average equity, exclusive of tax benefits impact	6.01%	6.43%	6.42%	8.38%	5.79%

(1)	Tax benefit impact of stock option exercises and share vesting during period presented.

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